Exhibit 2.2

MERGER TERMINATION AGREEMENT

THIS MERGER TERMINATION AGREEMENT, dated as of December 21, 2011, is entered into by and between Poniard Pharmaceuticals, Inc. (“Poniard”), a Washington corporation, and Allozyne, Inc. (“Allozyne”), a Delaware corporation. Any capitalized term which is undefined herein has the meaning assigned to it in the Agreement and Plan of Merger and Reorganization entered into by the parties as of June 22, 2011 (the “Agreement”).

WHEREAS, Section 9.1(a) of the Agreement provides that the Agreement may be terminated by written mutual consent of Poniard and Allozyne duly authorized by the Boards of Directors of Poniard and Allozyne; and

WHEREAS, the respective Boards of Directors of Poniard and Allozyne have determined to terminate the Agreement due to the failure of the common stock of the combined company to qualify for listing on The Nasdaq Capital Market;

NOW, THEREFORE, in consideration of the premises herein, and intending to be legally bound hereby, the parties hereby terminate the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Merger Termination Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

PONIARD PHARMACEUTICALS, INC.

By:	/s/ Ronald A. Martell
Name: Ronald Martell
Title: Chief Executive Officer

ALLOZYNE, INC.

By:	/s/ Meenu Chhabra
Name: Meenu Chhabra
Title: President and Chief Executive Officer